Exhibit 3.32

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:30 PM 02/20/2001 010083496—3358965

CERTIFICATE OF INCORPORATION

OF

COLOR OPTICS ACQUISITION CORP.

I, Shelly L. Buchman, being a natural person over the age of 18 years with a mailing address of Bracewell & Patterson, 711 Louisiana Street, Suite 2900, Houston, Texas 77002-2781, for the purpose of forming a corporation pursuant to Section 102 of the Delaware General Corporation Law, do hereby certify as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is “Color Optics Acquisition Corp.”

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The aggregate shares of stock of all classes which the corporation shall have authority to issue is; ten million (10,000,000) shares, of which one million (1,000,000) shall be shares of Preferred Stock of the par value of $.0001 each (hereinafter sometimes called “Preferred Stock) and nine million (9,000,000) shall be shares of Common Stock of the par value of $.0001 each (hereinafter sometimes called “Common Stock”). The preferences, limitations and relative rights in respect of the shares of each class of stock are as follows:

4.1. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series.

4.2. Common Stock. Subject to the prior and superior rights of the Preferred Stock, if any, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors of the Corporation may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. The holders of the Common Stock, together with the holders of any series of Preferred Stock so empowered, shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law, by any provision of the Certificate of Incorporation, or by the terms of any series of Preferred Stock. In the exercise of its voting power, the Common Stock shall be entitled to one vote for each share held. Subject to the full satisfaction of the prior and superior rights of the Preferred Stock, if any, in the event of any liquidation, dissolution, or winding up of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.

ARTICLE V

The name and mailing address of the incorporator is Shelly L. Buchman, 711 Louisiana Street, Suite 2900, Houston, Texas 77002-2781.

ARTICLE VI

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified is C. Stuart Howell.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided that any Bylaws may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

ARTICLE VIII

Unless and except to (he extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE IX

To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duly as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, I, Shelly L. Buchman, the sole incorporator of Color Optics Acquisition Corp., have executed this Certificate of Incorporation this 20th day of February 2001, and DO HEREBY ACKNOWLEDGE under the penalties of perjury that this instrument is my act and deed and that the facts stated herein are true.

/s/ Shelly L. Buchman
Shelly L. Buchman
Sole Incorporator

COLOR OPTICS ACQUISITION CORP.

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

Color Optics Acquisition Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (“DGCL”), hereby certifies the following:

FIRST: The Board of Directors of the Company duly adopted the resolution set forth below with respect to the amendment (the “Amendment”) of the Certificate of Incorporation of the Company, proposed and declared the Amendment advisable and in the best interests of the Company and called for the submission of the Amendment to the sole stockholder of the Company entitled to vote on the Amendment. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the sole paragraph appearing under Article I of the Certificate of Incorporation of the Company be deleted in its entirety and replaced in its entirety with the following:

“Article I

The name of the corporation is Color Optics, Inc.”

SECOND: That thereafter, pursuant to Section 288 of the DGCL a consent of the sole stockholder of said Company was duly circulated to the holder of all the issued and outstanding Common Stock of the company, and all of such shares were voted in favor of the Amendment, being the only shares entitled to vote on such Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the company to be executed by its duly authorized officer this 4th day of April, 2001.

COLOR OPTICS ACQUISITION CORP.

By:	/s/ C. Stuart Howell
Name:	C. Stuart Howell
Title:	CEO

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:45 PM 04/04/2001
010165145—3358965